Exhibit (h)(6)

LOAN ADMINISTRATION AGREEMENT

This LOAN ADMINISTRATION AGREEMENT (this “Agreement”) is made and entered into, effective as of November 6, 2025, by and between The Bank of New York Mellon (“BNYM”), and Man Solutions LLC (the “Fund Manager”), on behalf of the Man ETF Series Trust (the “Trust”), with each applicable series of the Trust being a Fund listed on the Schedule II attached hereto (the “Fund”) and for each additional Fund designated by the Fund Manager pursuant to a Joinder (as hereinafter defined) (each a “Fund” and, collectively with the Trust, the “Funds”).

WHEREAS, each Fund desires to engage BNYM to provide the Services (as defined below) to the Funds according to the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, covenants and representations herein contained, the parties hereto agree as follows:

1.  The Services. BNYM shall provide to each Fund the services described in Exhibit A attached hereto (which services are hereinafter referred to as the “Services”). Each Fund shall, promptly after the date hereof, deliver to BNYM copies of all documents and information (the “Loan Documents”) listed on Schedule I relating to the loans or loan commitments (the “Loans”) being serviced for each Fund.

2.  Term. The term of this Agreement shall commence on the first date above written and continue until all Funds party hereto have been dissolved or all Loans of such Funds serviced hereunder have paid in full, subject to the terms and provisions of Sections 6 and 7 below.

3.  Service Fees.

(a)  In consideration of the performance of the Services by BNYM with respect to each Fund, each Fund shall pay BNYM the fees and expenses set forth in the fee schedule to be entered into between each Fund and BNYM, as amended from time to time (the “Service Fees”). Except for such sums as are payable upon the execution hereof, if any, BNYM shall send an invoice for the Service Fees within 30 days after the end of each calendar quarter during the term hereof and such invoice shall be payable upon receipt.

(b)  In addition to its Service Fees, each Fund, severally and not jointly agrees to reimburse BNYM for its reasonable out-of-pocket charges and expenses incurred in the performance of the Services including legal fees and expenses (other than expenses incurred in the general operation of its business or provision of services in general, including without limitation, office space, overhead, employee compensation and benefits and general system related expenses). Expenses relating to wire transfers, notice forwarding, custom reports and other systems development, and any third party data feeds or interfaces not contemplated by the above services will be charged at agreed upon rates agreed to in advance by the parties. The Funds shall, upon receipt of an invoice from BNYM setting forth in reasonable detail the expense items charged, make such reimbursement within thirty (30) days unless otherwise agreed to by the parties.

4.  Events of Default by BNYM. The following shall constitute “BNYM Events of Default” hereunder by BNYM:

(a)  failure on the part of BNYM duly to observe or perform in any material respect any of the covenants or agreements on the part of BNYM set forth in this Agreement which continues unremedied to the reasonable satisfaction of the Fund for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to BNYM by the Funds; or

(b)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against BNYM and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(c)  BNYM shall consent to the appointment of a trustee, conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to BNYM or of or relating to all or substantially all of the property of BNYM ; or

(d)  BNYM shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing.

5.  Events of Default by the Funds. The following shall constitute “Fund Events of Default” hereunder by the Funds:

(a)  any failure by any Fund to make any payment required to be made by such Fund to BNYM pursuant to this Agreement within thirty (30) days of the date of receipt of the invoice by such Fund; or

(b)  failure on the part of any Fund duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Fund set forth in this Agreement or any governing documents for the transactions being serviced to which the Fund is a party which continues unremedied to the reasonable satisfaction of BNYM for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Fund by BNYM; or

(c)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against any Fund and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(d)  any Fund shall consent to the appointment of a trustee, conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating such Fund or of or relating to all or substantially all of the property of such Fund; or

(e)  any Fund shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing.

6.  Remedies.

(a)  If a BNYM Event of Default shall occur, the Funds may terminate this Agreement immediately upon the delivery of written notice to BNYM, and shall, subject to the limitations contained herein, be entitled to any and all other rights and remedies under law or in equity.

(b)  If a Fund Event of Default shall occur, BNYM may terminate this Agreement and resign immediately upon the delivery of written notice to the Funds, and shall, subject to the limitations contained herein, be entitled to any and all other rights and remedies under law or in equity.

7.  Termination for No Cause. Either party may terminate: (a) this Agreement in its entirety or (b) the Services as to any particular portfolio of loans or as to a loan or loans without terminating this Agreement in its entirety, for any or no reason upon the providing of thirty (30) days’ advance written notice to the other party.

8.  Payment of Fees and Transfer upon Termination. Whether this Agreement is terminated through Section 6(a), Section 6(b), or Section 7, BNYM shall be entitled to be paid any and all fees and to be reimbursed any reimbursable expenses incurred in the performance of services to the applicable Funds which remain accrued and unpaid through the final date of the rendering of the Services. Upon such termination BNYM shall take such action as may be reasonably requested by the Funds at no cost to BNYM and without representation, warranty or recourse to transfer to a successor servicer any materials delivered to it by the Funds. If the Funds have not requested that BNYM transfer such documents to a successor agent then, upon any termination, BNYM will return, at the Funds’ request, any of the Funds’ materials requested by the Funds. The terms and provisions of this Section 8 shall survive any termination of this Agreement.

9.  Limitation of Damages. Neither BNYM nor any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates shall be liable for any action taken or omitted to be taken by it or such person under or in connection with this Agreement (unless such damages are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from BNYM’s gross negligence, fraud, bad faith or willful misconduct). Neither BNYM nor any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates shall have liability related to any action taken by BNYM, or which BNYM fails to take, as a result of incomplete delivery of the Loan Documents to BNYM as required in Section 1.

Neither BNYM nor any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates shall be liable for any special, punitive, indirect, exemplary or consequential damages, of any kind whatsoever (including but not limited to lost profits) regardless of the form of action and even if the same were foreseeable and even if BNYM has been advised of the likelihood of such loss or damage. BNYM shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything which it may do or refrain from doing in connection herewith, in each case except for its own gross negligence or willful misconduct. BNYM shall not be obligated to make any advances or make any payments to any party out of its own funds and no provision of this Agreement or any other document executed in connection herewith shall require BNYM to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. Additionally, each Fund acknowledges that BNYM is merely providing a service for a fee under this Agreement. The terms and provisions of this Section 9 shall survive any termination of this Agreement.

10.  Notices.

(a)  All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e-mail, electronic submissions or similar writing) and, unless sent via Electronic Means, shall be given to such party at its address or e-mail address set forth below or at such other address or e-mail address as such party may hereafter specify for the purpose by notice provided herein; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of clause (b) below. Each such notice, request or other communication shall be effective (i) if by hand or by recognized overnight courier, when delivered; (ii) if given by e-mail or other electronic submissions, as set forth in clause (c) below or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section:

If to BNYM:

The Bank of New York Mellon

601 Travis Street, 16th Floor

Houston, Texas 77002

Attn: Syndicated Loan Services

E-Mail: MAIF_CT@bny.com

If to the Funds:

Man ETF Series Trust

c/o Man Investments Inc.

1345 Avenue of The Americas, 21st Fl.

New York, New York 10105

(b)  Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified all parties hereto, pursuant to the terms hereof it has elected not to receive notices by electronic communication (which election may be limited to particular notices).

(c)  Unless otherwise agreed to by the parties, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

(d)  Any party may change its address by giving written notice to the other parties.

11.  Independent Contractor; No Rights in Third Parties Created. In its performance and completion of the Services and any of its other duties and obligations under this Agreement, BNYM shall at all times be deemed to be an independent contractor and nothing in this Agreement shall at any time be construed so as to create the relationship of employer and employee, principal and agent, partnership or joint venture as between BNYM and the Funds. BNYM shall have the entire charge, control and supervision of its performance of the Services and any of its other duties and obligations under this Agreement, subject to the terms and provisions of this Agreement and the exhibits and schedules attached hereto. Both parties acknowledge that they shall have no authority to bind the other party to any contractual or other obligation whatsoever. The parties agree that this Agreement is intended to be solely for the benefit of the parties and their affiliates, and is not to confer any rights or benefits in any third parties and there shall be no third party beneficiaries to this Agreement. BNYM may execute any of its obligations hereunder or perform any duties hereunder either directly or by or through agents, attorneys, attorneys-in-fact or independent contractors and BNYM will not be responsible for any misconduct or negligence or actions on the part of any agent, attorney, attorney-in-fact or independent contractor appointed by it (except where the selection of such agents, experts or attorneys-in-fact constitutes gross negligence, fraud, bad faith or willful misconduct). Notwithstanding any provision to the contrary elsewhere herein or in any other document related hereto, BNYM shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Funds, or any other person or entity, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement.

12.  Indemnification of BNYM by the Funds. Each Fund hereby agrees, severally and not jointly to indemnify, defend and hold harmless BNYM and its directors, members, officers and employees from and against any and all loss, liability, claim, damage, cost or expense (including, without limitation, reasonable legal fees and expenses and all other costs and expenses incurred in investigating, preparing for or defending any proceeding, commenced or threatened, incident to the foregoing or to the enforcement of this Section 12) (collectively referred to herein as the “Losses”), suffered or incurred by BNYM or its directors, members, officers and employees for or on account of or arising out of or in connection with (i) any act or omission attributable to the negligence of any Fund or any of its employees or agents, (ii) any breach by any Fund, or any agent of any Fund, of any covenant, obligation or representation or warranty (as of the date when made) of such Fund contained in this Agreement, (iii) any claim by any Fund or any third party in any way related directly or indirectly to the subject matter of this Agreement or the performance of BNYM’s duties hereunder or any allegation pertaining thereto except to the extent such claim results solely from BNYM’s gross negligence or willful misconduct, (iv) any action or inaction by BNYM in accordance with instructions delivered in writing to BNYM by any Fund, or any agent of any Fund, or any person reasonably believed by BNYM to be authorized by any Fund, or pending receipt of such instructions, (v) any action or inaction with respect to any of the Loans at any time prior to the date hereof, including any action or inaction of any borrower, lenders or any Fund or any agent of any Fund, (vi) any Losses resulting from the failure of the information pertaining to any of the Loans provided to BNYM from any Fund, or any agent of any Fund, or any person reasonably believed by BNYM to be authorized by any Fund, or any borrower or any lender to be true, accurate and complete, and (vii) any action or inaction by BNYM resulting from the provision of Services to the Fund or the incomplete delivery of the Loan Documents to BNYM as required by Section 1 above. The terms and provisions of this Section 12 shall survive any termination of this Agreement.

13.  Funds and Assets Held.

(a)  Establishment. BNYM shall establish and maintain one or more accounts (collectively, the “Sub-Account”), held in custody for the Funds in compliance with the Investment Company Act of 1940, as amended (the “1940 Act”). Each account comprising the Sub-Account shall be an account maintained with BNYM or, if not BNYM then with an institution or trust company satisfactory to the Funds as directed by the Funds to BNYM. BNYM represents and warrants to the Funds that it is qualified to act as a custodian pursuant to Section 17(f) of the 1940 Act.

(b)  Deposits into Sub-Account/Custodial Account. BNYM shall deposit or cause to be deposited in the respective Sub-Account as listed in Schedule II, promptly upon receipt, all funds received from a Fund or any of the Loans. If BNYM shall deposit in the Sub-Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Sub-Account (including any interest accrued thereon), any provision herein to the contrary notwithstanding. All funds received into the respective Sub-Account will be transferred to the corresponding custodial account as listed in Schedule II attached hereto (each, a “Custodial Account”). The funds received into the Sub-Account prior to 4:00pm Central Standard Time on any Business Day into the Sub-Account will be transferred to the corresponding Custodial Account on that Business Day and funds received after 4:00 pm Central Standard Time will be transferred by the following Business Day. BNYM shall maintain accurate records reflecting each Fund’s interest in the assets on deposit in the Sub-Account from time to time. With respect to funds in any Custodial Account, the Services hereunder shall not include any responsibility for the Custodial Account or any funds therein.

(c)  Style of Sub-Account and Custodial Account. The Sub-Accounts shall be titled for the Funds as listed in Schedule II attached hereto or as otherwise updated and agreed to from time to time by BNYM and such Fund, and the Custodial Accounts shall be titled as listed in Schedule II attached hereto or as otherwise directed from time to time by a Fund to BNYM.

(d)  Permitted Investments. Unless, pursuant to subparagraph (e) below, the Fund otherwise instructs BNYM, monies received in a Sub-Account shall remain uninvested.

(e)  Direction Letters. Prior to accepting any directions or instructions from the Fund with respect to any Sub-Account, or otherwise herein, such Fund agrees to provide BNYM with such incumbency certificates, investment direction letters and other documentation as BNYM deems reasonably necessary or appropriate (the “Direction Letter”).

(f)  No Liability for Investments. BNYM shall not be liable or responsible: (i) for the selection of investments, or (ii) for any insufficiency in any account resulting from any loss on any investment included therein, or (iii) to account for any profit to any Fund or any other Person other than for any profit on such monies which has accrued while such monies are in an interest bearing account and which have been actually received by BNYM, or (iv) for any losses incurred as a result of the liquidation of any investment prior to the maturity date thereof, or (v) for the failure of any Fund to provide a timely written investment direction.

14.  Governing Law, Consent to Jurisdiction. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions. The parties agree that all judicial proceedings arising out of or relating to this Agreement or any other document executed in connection herewith (except as otherwise expressly set forth in any such document), or any obligations hereunder and thereunder, shall be brought in any state or federal court of competent jurisdiction in the state, county and city of New York.

15.  Force Majeure. BNYM will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control. BNYM will use commercially reasonable efforts to minimize the effect of any such events.

16.  Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto provided, however, that no party shall assign this Agreement, or otherwise dispose of all or any portion of its right, title or interest herein, to any person or entity other than an affiliate of such party without the prior written consent of the other party. Notwithstanding the foregoing, BNYM may, without the prior written consent of the Fund, assign this Agreement or any of its rights, or delegate any of its duties to any successor merged or consolidated entity.

17.  Merger. Any corporation or limited liability company into which either party may be merged or converted or with which it may be consolidated, or any corporation or limited liability company resulting from any merger, conversion or consolidation to which either party shall be a party, or any corporation or limited liability company succeeding to the business of such party shall be successor of such party hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

18.  Severability. If any provision of this Agreement is held to be invalid or unenforceable, then, to the extent that such invalidity or unenforceability shall not deprive either party of any material benefit intended to be provided by this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

19.  Jury Trial. The parties hereto hereby knowingly and voluntarily waive any right which either or both of them shall have to receive a trial by jury with respect to any claims, controversies or disputes which shall arise out of this Agreement or the subject matter hereof.

20.  Entire Agreement. This Agreement and the exhibits and the schedules attached hereto embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter. Any exhibits and schedules to this Agreement are hereby incorporated into this Agreement in their entirety by this reference.

21.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which shall together constitute one and the same agreement.

22.  Headings. The headings of the Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

23.  Waiver. All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. No party hereto shall be deemed to have waived any right, power or privilege under this Agreement unless such waiver shall have been expressed in a written instrument signed by the waiving party. The failure of any party hereto to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision or a right of such party to thereafter enforce such provision or any other provision of this Agreement.

24.  Construction. Unless the context of this Agreement otherwise clearly requires, (i) references in this Agreement to the plural include the singular, the singular the plural, the masculine the feminine, the feminine the masculine and the part the whole and (ii) the word “or” will not be construed as exclusive and the word “including” will not be construed as limiting.

25.  Reliance by BNYM. BNYM shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and/or upon advice and statements of legal counsel (including, without limitation, counsel to BNYM, any Fund, any borrower or any lender), independent accountants and other experts selected by BNYM. Delivery of reports, information and documents to BNYM is for informational purposes only and the BNYM’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the borrower’s compliance with any of its covenants under the Loan Document.  BNYM shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of any Fund as it deems appropriate or it shall first be indemnified to its satisfaction by the Funds against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

26.  Notice of Default. BNYM shall not be deemed to have knowledge or notice of the occurrence of any default or event of default under the Loans unless BNYM has received notice from the Funds referring to this Agreement, describing such default or event of default and stating that such notice is a “notice of default.” BNYM shall take such action with respect to such default or event of default as shall be reasonably directed by the Funds; provided that unless and until BNYM shall have received such directions, BNYM may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or event of default as it shall deem advisable in the best interests of the Funds.

27.  Non-Reliance by the Funds. Each Fund expressly acknowledges that neither BNYM nor any of their respective officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by BNYM hereafter taken, including, without limitation, any review of the affairs of any borrower or any affiliate of any borrower, shall be deemed to constitute any representation or warranty by BNYM. Each Fund represents to BNYM that it has, independently and without reliance upon BNYM, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of any borrower and its affiliates and made its own decision to make and/or purchase the Loans. Each Fund also represents that it will, independently and without reliance upon BNYM, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action with respect to the Loans, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any borrower. Except for notices, reports and other documents expressly required to be furnished to the Funds by BNYM pursuant to this Agreement and identified in Exhibit B hereto, BNYM shall not have any duty or responsibility to provide any Fund with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any borrower that may come into the possession of the BNYM or any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates.

28.  Collateral. BNYM shall not be obligated to accept nor be responsible for holding or safekeeping any collateral including, any securities, promissory notes, certificates of equity or debt ownership or obligations, deeds, mortgages, bonds, security agreements, any other type of negotiable instrument, or any other document related to the Services.

29.  Electronic Means. BNYM shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to this Letter or the

Agreement and delivered using Electronic Means; provided, however, that the Fund Manager shall provide to BNYM an incumbency certificate listing those Authorized Officers. If the Fund Manager elects to give BNYM Instructions using Electronic Means and BNYM in its discretion elects to act upon such Instructions, BNYM’s understanding of such Instructions shall be deemed controlling. The Fund Manager understands and agrees that BNYM cannot determine the identity of the actual sender of such Instructions and that BNYM shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to BNYM have been sent by such Authorized Officer. The Fund Manager shall be responsible for ensuring that only Authorized Officers transmit such Instructions to BNYM and that the Fund Manager and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Fund Manager. The BNYM shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Fund Manager agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to BNYM, including without limitation the risk of BNYM acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNYM and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Fund Manager; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify BNYM immediately upon learning of any compromise or unauthorized use of the security procedures.

For the purpose of this Section 29, the following definitions shall apply:

“Authorized Officer” shall be any person, whether or not an officer or employee of the Fund Manager, duly authorized by the Fund Manager to give Instructions on behalf of the Fund Manager, such persons to be designated in an incumbency certificate which contains a specimen signature of such person.

“Electronic Means” shall mean the following communications methods: S.W.I.F.T., e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by BNYM, or another method or system specified by the Fund Manager as available for use in connection with its services under the Agreement.

30.  NOTICE REQUIRED BY THE USA PATRIOT ACT. Each Fund hereby acknowledges that BNYM is subject to federal laws, including the Company Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which BNYM must obtain, verify and record information that allows BNYM to identify each Fund. Accordingly, prior to opening an Account hereunder BNYM will ask each Fund to provide certain information including, but not limited to, such Fund’s name, physical address, tax identification number and other information that will help BNYM to identify and verify such Fund’s identity such as organizational documents, ownership, certificate of good standing, license to do business, or other pertinent identifying information. Each Fund agrees that

BNYM cannot open an Account hereunder unless and until BNYM verifies such Fund’s identity in accordance with its CIP.

31.  Designation of Additional Funds of the Trust. It is understood and agreed that the Fund Manager, with the written consent of BNYM, may designate additional Funds to become party to this Agreement by (a) delivering a joinder agreement in the form of Exhibit C attached hereto (a “Joinder”) to BNYM, and (b) taking all actions as specified in this Agreement as would have been taken by such Fund had it been an original party to this Agreement, in each case with all documents required above to be delivered to BNYM and with all documents and actions required above to be taken to the reasonable satisfaction of BNYM.

32.  Sanctions.

(a)  Throughout the term of this Agreement, the Fund Manager: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) shall ensure that neither the Fund Manager nor any of its affiliates, directors, officers, employees is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions; or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; and (iii) shall not, directly or indirectly, use the Services and/or Custodial Accounts and Sub-Accounts in any manner that would result in a violation by the Fund Manager or BNYM of Sanctions.

(b)  The Fund Manager will promptly provide to BNYM such information as BNYM reasonably requests in connection with the matters referenced in this Clause, including information regarding the Fund Manager, the Custodial Accounts and Sub-Accounts, the assets in relation to which services are to be provided and the source thereof, and the identity of any individual or entity having or claiming an interest therein. BNYM may decline to act or provide services in respect of any Custodial Account or Sub-Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Clause. If BNYM declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNYM will inform the Fund Manager as soon as reasonably practicable.

(c)  The Fund Manager covenants and represents that it has established and maintains a compliance program reasonably designed to comply with Sanctions, and that such program includes procedures to confirm that the Funds nor any of their affiliates, subsidiaries, directors or officers are the target or subject of any Sanctions.

For purposes of this Section 32, “Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union or HM Treasury.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

THE BANK OF NEW YORK MELLON	MAN SOLUTIONS LLC,
on behalf of
Man ETF Series Trust

By: /s/ Melissa Matthews	By: /s/ Lisa Muñoz

Name: Melissa Matthews	Name: Lisa Muñoz

Title: Vice President	Title: Secretary

EXHIBIT A

Schedule of Services

1.	Funds: Series Funds of the Man ETF Series Trust, as provided on Schedule II hereto.

2.	With respect to the Loans to be serviced hereunder, the Parties agree that BNYM shall perform the following services (the “Services”) for each Fund.

(a)	Set-Up / File Maintenance.

(i)

BNYM shall accept from each Fund or its designee, the relevant information pertaining to the Loans, and thereafter maintain paper or electronic copies of same in BNYM’s system, including as available or appropriate, copies of all new assignment and acceptance agreements, funding memoranda, current loan or credit agreements.

(ii)	BNYM shall maintain current records of account activity regarding payments remitted under the Loans to BNYM for the benefit of each Fund, and shall remit such payments as instructed by such Fund.

(iii)	BNYM shall record daily interest accruals for each Loan held in each Fund.

(iv)	BNYM shall record and process validated interest, principal and fee payments to each Fund’s designated account.

(v)	BNYM shall record and process rollovers, re-pricings, conversions and margin changes for Loans held in any Fund.

(vi)

Notwithstanding the foregoing, BNYM shall not be obligated to accept nor be responsible for holding or safekeeping originals of any securities, promissory notes, certificates of equity or debt ownership or obligations, deeds, mortgages, bonds, security agreements, any other type of negotiable instrument, or any other document related to the Loans.

(b)	Reporting / Communications.

(i)

“Reports” shall mean those reports produced by BNYM and transmitted daily to the various parties as shall be designated by each Fund, containing the information indicated in and substantially in the form of the sample reports provided to the Funds before the execution of this Agreement and listed on Exhibit B hereto. The Reports may be transmitted by electronic means, including but not limited to e-mail.

(ii)

Additionally, the parties agree that, whereas it is necessary hereunder for BNYM to expeditiously obtain and process information, including notices, derived from third-parties, including agents for the Loans (particularly in connection with providing any reports to the Funds), BNYM shall be entitled to rely upon such third-party information and shall not be required to verify or authenticate in any manner such information. BNYM will be deemed to have acted reasonably in accepting, using and transmitting such information, as contemplated herein.

(c)	Assignments / Pay-Offs / Terminations.

(i)

BNYM shall further maintain records of information it receives regarding the transfer, pay-off, assignment, participation, sale, modification, termination or other changes in the Loans, and reflect such changes in its system, and in the Daily Reports.

(ii)	As set forth in Section 13 (b) BNYM will coordinate settlement of assignments and transfer of sale proceeds with BNYM Custody.

(d)	Inquiries/ Record Keeping.

(i)

BNYM shall maintain electronic records of material notices it receives from the administrative agents of the Loans regarding the Loans and transactions with respect to the Loans for a period of seven years from receipt.

(ii)	BNYM will provide initial response to e-mail or telephone inquiries by Fund about the Loan within 2 Business Days;

(iii)	BNYM will, to the extent requested by Fund, liaise with the administrative agents of the Loans regarding the Loans.

EXHIBIT B

A.	Standard Daily Reports as produced by BNY

1.	Daily Trial Balance
2.	Daily Accrued Interest Report
3.	Daily Activity Report
4.	Daily Repricing and Past Due Report
5.	Daily Margin Change Report

B.	Custom Reports (if requested by the Funds)

C.	Customized Extracts (if requested by the Funds)

EXHIBIT C

JOINDER AGREEMENT

This Joinder Agreement dated as of ____________, ______ is delivered pursuant to that certain Loan Administration Agreement dated as of _______, 20__ by and among Man Solutions LLC (the “Fund Manager”), on behalf of certain funds listed on the signature pages hereto and The Bank of New York Mellon (as amended, supplemented or modified from time to time, the “Loan Administration Agreement”). The undersigned hereby agrees that on and after the date hereof it shall be a Fund under the Loan Administration Agreement and be obligated to perform all of the obligations of a Fund thereunder and hereby makes the representations and warranties therein as of the date first set above.

Schedule II is hereby amended, as of the date hereof to include the following information:

Funds	Sub-Account Number	Custodial Account Number

MAN SOLUTIONS LLC, on behalf of Man ETF Series Trust

By:

Name:

Title:

CONSENTED TO:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Schedule I

For each Loan purchased by any Fund listed on Exhibit A, or acquired after the execution of this Agreement

1.	Assignment and Acceptance Agreement

2.	Funding Memorandum

3.	Credit Agreement

4.	Amendments to the Credit Agreement, if any

5.	Current Amortization Schedule for each Loan, if any

Schedule II

List identifying the Fund(s), Sub-Accounts and Custodial Accounts

Fund(s)	Sub-Account Number	Custodial Account Number

Man Active High Yield ETF	[Redacted]

Man Active Income ETF	[Redacted]